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                                                                    Exhibit 9.2

                                VOTING AGREEMENT

         VOTING AGREEMENT, dated as of October 2, 1997 (the "Agreement"), by and between Pillowtex Corporation, a Texas corporation (the "Company"), on the one hand, and Mary R. Silverthorne, the John H. Silverthorne Marital Trust B and the John H. Silverthorne Family Trust A (collectively, the "Shareholders"), on the other hand.

                                    RECITALS

         A. The Company has entered into an agreement, dated as of September 10, 1997 (as amended, the "Merger Agreement"), providing for the acquisition by the Company of Fieldcrest Cannon, Inc. ("Fieldcrest"), such acquisition to be effected by means of a merger (the "Merger") of a wholly owned subsidiary of the Company with and into Fieldcrest.

         B. In order to comply with the shareholder approval policies of the New York Stock Exchange, the issuance of shares of Common Stock, par value $0.01 per share, of the Company ("Common Stock") and shares of Series A Redeemable Convertible Preferred Stock, par value $0.01 per share, of the Company in connection with the Merger and related financing transactions (the "Share Issuance") will be submitted to the shareholders of the Company for their consideration and approval at a special meeting thereof (the "Special Meeting").

         C. As of the date hereof, the Shareholders hold of record and have the right to vote 3,003,134 shares of Common Stock, in the aggregate, as set forth in Schedule I hereof (collectively, the "Shares").

         D. By entering into this Agreement in accordance with Article 2.30.B of the Texas Business Corporation Act (the "TBCA"), the Shareholders desire to ensure that the Shares will be voted for the approval of the Share Issuance at the Special Meeting (and any and all postponements and adjournments thereof).

         NOW, THEREFORE, the parties hereto hereby agree as follows:

         1. Voting Agreement. At the Special Meeting (and any and all postponements and adjournments thereof), the Shares held by the Shareholders as set forth on Schedule I hereof will be voted for the approval of the Share Issuance.

         2. Irrevocable Proxy. In order to implement the provisions of Section 1 hereof, each Shareholder hereby irrevocably appoints the Company as attorney and proxy of such Shareholder pursuant to the provisions of Articles 2.29.C and 2.30.B of the TBCA, with full power of substitution, to vote the Shares, at the Special Meeting (and any and all postponements and adjournments thereof), as set forth in Section 1 hereof. This power of attorney and proxy is irrevocable and coupled with an interest.

         3. Certain Representations and Warranties. Each Shareholder, as to itself only, represents and warrants to the Company that: (i) such Shareholder is the record owner of the Shares set forth on Schedule I hereof opposite its name and has full and unrestricted power to vote such Shares; (ii) the execution, delivery and performance by such Shareholder have been duly authorized by all necessary actions, if any; (iii) the person signing this Agreement on behalf of such Shareholder has full power and authority to do so; and (iv) the execution, delivery and performance of this Agreement do not and will not contravene or constitute a default under, or give rise to a right of termination, cancellation or acceleration of any right or obligation of such Shareholder under, any provision of applicable law or regulation or of any agreement, judgment, order, decree or other instrument binding on such Shareholder. Each Shareholder acknowledges receipt of a copy of the Company's Registration Statement on Form S-4 (including the Joint Proxy Statement/Prospectus contained therein) as filed with the Securities and Exchange Commission on September 29, 1997.

         4.       Miscellaneous.

                  (a) Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, successors and assigns.


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                  (b) Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof.

                  (c) Amendment. This Agreement may not be amended except by an instrument signed by the parties hereto.

                  (d) Termination. This Agreement will terminate 11 months from the date hereof.

                  (e) Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of Texas, without giving effect to the principles of conflict of laws of such State.

                  (f) Availability of Agreement. A counterpart of this Agreement will be deposited with the Company at its principal place of business and will be subject to the same right of examination by a shareholder of the Company, in person or by agent or attorney, as are the books and records of the Company.



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                  IN WITNESS WHEREOF, the parties hereto have caused this
Agreement to be executed as of the date first above written.


                              THE COMPANY:

                              PILLOWTEX CORPORATION


                              By: /s/ Jeffrey D. Cordes
                                  Jeffrey D. Cordes, President




                              THE SHAREHOLDERS:


                              /s/ Mary R. Silverthorne
                              Mary R. Silverthorne



                              JOHN H. SILVERTHORNE MARITAL TRUST B


                              By: /s/ Mary R. Silverthorne
                                  Mary R. Silverthorne, Trustee



                              JOHN H. SILVERTHORNE FAMILY TRUST A


                              By: /s/ Mary R. Silverthorne
                                  Mary R. Silverthorne, Trustee




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                                   Schedule I


Shareholder of Record                                         Number of Shares Held
---------------------                                         ---------------------
Mary R. Silverthorne                                                     591,384

John H. Silverthorne Marital Trust B                                   2,368,893

John H. Silverthorne Family Trust A                                       42,857